SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.
                                (Amendment No. )

Filed by the  Registrant  [X]
Filed by a Party other than the  Registrant  [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-12

                         GRANDSOUTH BANCORPORATION
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                (Name of Registrant as Specified In Its Charter)



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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:


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     2)   Aggregate number of securities to which transaction applies:


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     3)   Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11:


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     4)   Proposed maximum aggregate value of transaction:


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     5)   Total fee paid


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     Fee paid previously with preliminary materials

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:_______________________________________________

     2)   Form, Schedule or Registration Statement No.:_________________________

     3)   Filing Party:_________________________________________________________

     4)   Date Filed:___________________________________________________________

                            GRANDSOUTH BANCORPORATION
                                 381 Halton Road
                        Greenville, South Carolina 29607

Dear Shareholder:


         You are cordially invited to attend the Special Meeting of Shareholders of GrandSouth Bancorporation to be held on Monday, December 22, 2008 at 5:00 p.m. EST, at GrandSouth Bank, 381 Halton Road, Greenville, South Carolina 29607.


         This important meeting is being held for the following purposes:

         1. Creation of a New Class of Capital Stock. To vote on an amendment to our Articles of Incorporation to authorize the issuance of 20 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors.

         2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

         The purpose of the amendment to our Articles of Incorporation is to increase the types of equity instruments we may use to raise capital, and to cause us to be eligible to participate in the U.S. Department of the Treasury's Capital Purchase Program under the Emergency Economic Stability Act of 2008. We are proposing the amendment because our Board of Directors has concluded, after careful consideration, that it is in the best interest of our Company for the Board of Directors to be given the authority to issue preferred stock with terms set by the Board of Directors on short notice, especially during periods of unsettled economic conditions such as national and international markets are currently experiencing. Although our current capital position continues to be strong, our Board of Directors believes that it is prudent to prepare for the possibility that a need for additional capital could arise unexpectedly. OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO OUR ARTICLES OF INCORPORATION. We encourage you to read carefully the Proxy Statement and attached appendices.


         Shareholders are or may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act if: (i) you do not vote in favor of the proposed amendment to our Articles of Incorporation, (ii) you elect to dissent, and perfect your dissenters' rights, (iii) the amendment to our Articles of Incorporation is approved by our shareholders, and (iv) we make the required filing to amend our Articles of Incorporation. If you comply with the statutory requirements to perfect your dissenters' rights, you will be entitled to receive the "fair value" of your shares. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix A to the enclosed Proxy Statement. You must strictly comply with the requirements of Chapter 13 in order to exercise your dissenters' rights. Please read Chapter 13 of the South Carolina Business Corporation Act and the section entitled " Dissenters' Rights" beginning on page 4 of the Proxy Statement in their entirety for complete disclosure about your dissenters' rights. We encourage you not to exercise your dissenters' rights because doing so will reduce our capital, and would thus be contrary to the purpose of the amendment to our Articles of Incorporation, which is to facilitate our ability to raise capital. Should dissenters' rights be exercised for a substantial number of shares, our Board of Directors will make a judgment as to whether it is in our best interest to proceed with the amendment or abandon it.


         Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return your proxy, or such other document as your broker or other nominee instructs you to use if your shares are held in "street name," promptly in the enclosed pre-addressed, postage-paid envelope. If you are a record shareholder and attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

         On behalf of our Board of Directors, I would like to express our appreciation for your continued loyal support of our Company.

                                                   Sincerely,

                                                   Ronald K. Earnest
                                                   President

                            GrandSouth Bancorporation
                                 381 Halton Road
                        Greenville, South Carolina 29607

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:


         NOTICE IS HEREBY GIVEN THAT a Special Meeting of the Shareholders of GrandSouth Bancorporation will be held at the offices of GrandSouth Bank at 381 Halton Road, Greenville, South Carolina, on Monday, December 22, 2008, at 5:00 p.m., for the following purposes:


          (1) To vote on an amendment to our Articles of Incorporation to authorize the issuance of 20 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors; and

          (2) To act upon other such matters as may properly come before the meeting or any adjournment thereof.


         Only shareholders of record at the close of business on November 7, 2008, are entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting.

         Shareholders are or may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act if: (i) you do not vote in favor of the proposed amendment to our Articles of Incorporation, (ii) you elect to dissent, and perfect your dissenters' rights, (iii) the amendment to our Articles of Incorporation is approved by our shareholders, and (iv) we make the required filing to amend our Articles of Incorporation. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix A to the enclosed Proxy Statement. You must strictly comply with the requirements of Chapter 13 in order to exercise your dissenters' rights. Please read Chapter 13 of the South Carolina Business Corporation Act and the section entitled " Dissenters' Rights" beginning on page 4 of the Proxy Statement in their entirety for complete disclosure about your dissenters' rights. We encourage you not to exercise your dissenters' rights because doing so will reduce our capital, and would thus be contrary to the purpose of the amendment to our Articles of Incorporation, which is to facilitate our ability to raise capital. Should dissenters' rights be exercised for a substantial number of shares, our Board of Directors will make a judgment as to whether it is in our best interest to proceed with the amendment or abandon it.


         You are cordially invited and urged to attend the Special Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY, OR SUCH OTHER DOCUMENT AS YOUR BROKER OR OTHER NOMINEE INSTRUCTS YOU TO USE IF YOUR SHARES ARE HELD IN "STREET NAME," IN THE ACCOMPANYING PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. If you need assistance in completing your proxy, please call the Company at
(864)770-1000. If you are the record owner of your shares and attend the Special Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by the record owner of shares at any time before it is exercised by giving notice of revocation to our Corporate Secretary, or by returning a properly executed proxy with a later date at or before the meeting. If your shares are held in "street name" by your broker, you must follow the instructions you will receive from your broker to change or revoke your proxy.

         We do not know of any other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named as proxy agents will vote on such matters in their discretion.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION PRESENTED ABOVE.

                                            By Order of the Board of Directors



December 1, 2008                            Ronald K. Earnest
                                            President

                           GrandSouth Bancorporation
                                 381 Halton Road
                        Greenville, South Carolina 29607

               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS


         We are providing this Proxy Statement to our shareholders in connection with the solicitation of proxies by the Board of Directors of GrandSouth Bancorporation for use at a Special Meeting of Shareholders to be held on Monday, December 22, 2008 at 5:00 p.m. at GrandSouth Bank, 381 Halton Road, Greenville, South Carolina, and at any adjournment or adjournments thereof. Throughout this Proxy Statement, we use terms such as "we," "us," "our," "our Company," and "the Company" to refer to GrandSouth Bancorporation, and terms such as "you" and "your" to refer to our shareholders.

         A Notice of Special Meeting is attached to this Proxy Statement and a form of proxy is enclosed. We first began mailing this Proxy Statement to shareholders on or about December 1, 2008. We are paying the costs of this solicitation of proxies and other expenses associated with the Special Meeting of Shareholders. The only method of solicitation we currently plan to use, other than the mail, is personal contact, including by telephone, or other electronic means by our directors, officers and regular employees, who will not be specially compensated. We may, however, subsequently decide to use paid proxy solicitors if we determine it would be helpful to do so. We do not believe the cost of such solicitors would be significant. We intend to request that brokerage houses, nominees, fiduciaries and other custodians forward solicitation materials to beneficial owners of our common stock and obtain their voting instructions, if necessary, and we will reimburse them for their expenses.


                             PURPOSE OF THE MEETING

         The purpose of the Special Meeting of Shareholders is to vote on an amendment to our Articles of Incorporation to authorize the issuance of 20 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors, and to act upon such other matters as may properly come before the meeting or any adjournment thereof. We sometimes refer to the amendment to our Articles of Incorporation described above as the "Amendment."

Reasons for the Amendment

         Our existing Articles of Incorporation only allow us to issue one class of stock - common stock. We propose to amend the Articles of Incorporation to allow us to issue up to 20 million shares of preferred stock in addition to the 20 million shares of common stock already authorized by our Articles of Incorporation. If the Amendment is approved, our Board of Directors will be authorized to set the preferences, limitations and relative rights, within legal limits, of the class of preferred stock or one or more series within the class of preferred stock, and will have the authority to issue preferred stock at any time it deems it appropriate to do so.


         Amending our Articles of Incorporation to authorize the issuance of preferred stock will provide our Board of Directors with much greater flexibility in raising capital that will enable us and our bank subsidiary to continue to meet our various capital requirements and to respond to unanticipated circumstances that could adversely affect our capital positions. Although we are currently well capitalized and have not experienced many of the problems currently besetting our industry, we face the challenges of a weak economy and real estate market. Accordingly, there can be no assurance that we will not have a need for additional capital in the future. Thus, our Board believes it is in our interest to be prepared to respond quickly to such situations should the need arise.

         Our timing for seeking to amend the Articles of Incorporation is occasioned by the U. S. Department of the Treasury's creation of a Capital Purchase Program under the authority of the recently enacted Emergency Economic Stabilization Act of 2008. The program permits eligible institutions to sell senior preferred stock to the Treasury. If we had a class of preferred stock, we would be eligible to participate in the program, which is why we are seeking approval of the Amendment at this time. The program outlines numerous requirements and conditions for the sale of the preferred stock, which are discussed in more detail under the caption "Description of Capital Stock and Capital Purchase Program - Proposed Issuance of Senior Preferred Stock." Included among the conditions was a requirement, that may apply to us, that an application to sell the preferred stock be made by November 14, 2008, and that all required documentation be completed within 30 days after receiving preliminary approval. We filed an application on November 14, 2008, but we do not know whether or when we will receive preliminary approval. Nevertheless, we believe approval of the proposed Amendment at the Special Meeting would allow us to meet that deadline. The version of the program we applied for was one offered to public companies. Subsequent to our submitting our application, the Treasury released a term sheet for a non-public company version of the program. Because it is not clear from the Treasury's definition of the term "public company" whether we would be deemed a public company or a non-public company, we expect also to apply for the non-public company version of the program, the application deadline for which is December 8, 2008. Based on the term sheets that have been released by the Treasury, there are a few differences between the two versions of the program, as further discussed under the caption "Description of Capital Stock and Capital Purchase Program - Proposed Issuance of Preferred Stock."


         Although we have not made a final decision to participate in the program if the Amendment is approved, our Board of Directors currently believes that participation could be in our best interest. The additional capital that would be obtained by selling preferred stock to the Treasury would provide additional protection against an unanticipated event or series of events that might erode our capital to levels below regulatory requirements. If our capital were to erode to levels below regulatory requirements, we or our bank could be exposed to strenuous corrective measures, which could severely impair our ability to do business. Thus, although participation in the program will entail a level of cost, it may provide us with a desirable level of protection against a disastrous situation.


         We have no assurance that our application will be approved. The Treasury has not announced the criteria it will use in making its decision and our impact on the stability of the national economy is minimal. Fortunately, we do not presently need the capital for liquidity purposes or to support our current operations, and we do not believe we will need it in the next few years. Indeed, even if our application is approved, we could decide that the costs of having the capital are unreasonable in comparison to the benefit we will derive from having it in case it is ever useful.


         Whether or not we participate in the Capital Purchase Program, if the Amendment is approved, our Board of Directors will be authorized to issue preferred shares at any time it deems it appropriate to do so, and will be authorized to set the preferences, limitations and relative rights, within legal limits, of such stock.

         Our Board of Directors believes the Amendment is in the best interest of our Company, and unanimously recommends that you vote "FOR" the Amendment.

                                VOTING PROCEDURES

Quorum


         You are only entitled to notice of and to vote at the Special Meeting if you were a record shareholder of our common stock on November 7, 2008 (the "record date"). On that date, we had outstanding 3,565,964 shares of our common stock, no par value per share. Each share outstanding will be entitled to one vote upon each matter submitted at the meeting.


         A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" and shares that are not voted, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Special Meeting.


         If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time. If the meeting is to be


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

reconvened within thirty days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.


Vote Required and Method of Counting Votes

         If a quorum is present at the Special Meeting, the Amendment will require the affirmative vote of two-thirds of our outstanding common stock, or at least 2,378,498 shares. Our directors and executive officers own approximately 31.7% of our outstanding shares, and they have indicated that they intend to vote their shares "FOR" the Amendment. If a quorum is present, all other matters that may be considered and acted upon at the Special Meeting will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter.

         Only shares affirmatively voted for approval of the Amendment, including proxies properly executed by shareholders of record that do not contain voting instructions, will be counted in favor of the proposal. A record shareholder's failure to execute and return a proxy card or otherwise to vote at the special meeting will have the same effect as a vote "AGAINST" the Amendment. If a record shareholder abstains from voting, the abstention will also have the effect of a vote "AGAINST" the Amendment. Additionally, failure of a shareholder whose shares are held in street name to complete and return voting instructions as required by the broker or other nominee that holds such shares of record will have the same effect as a vote "AGAINST" the Amendment.

         Accordingly, our Board of Directors urges you to complete, date, and sign the accompanying proxy form, or such other document as your broker or other nominee instructs you to use if your shares are held in "street name," and return it promptly in the enclosed, postage-paid envelope.

Voting by Record Shareholders

         If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope. If you are a shareholder of record and sign, date, and return your proxy card without indicating how you want to vote, your proxy will be voted "FOR" approval of the Amendment. If you are a shareholder of record, you can also attend the Special Meeting and vote in person.

Voting by Shareholders whose Shares are held in "Street Name"

         If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee. If you hold your shares in street name, you may attend the Special Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

         Brokers or other nominees will not have the authority to vote shares they hold for you in street name on the Amendment unless you give them specific instructions on how to vote following the directions they have provided to you with this Proxy Statement. Although valid proxies submitted by brokers or other nominees that hold shares in street name as record owners and as to which no vote is marked (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Special Meeting for purposes of determining a quorum, the shares will not be voted on the Amendment, and will have the same effect as votes "AGAINST" the Amendment.

Revocation of Proxy by Record Shareholder

         If you hold your shares of record in your own name and execute and deliver a proxy, you may revoke the proxy at any time before it is voted by any of the following methods:

          o    by  mailing  or  delivering   written  notice  of  revocation  to
               GrandSouth Bancorporation, 381 Halton Road, Greenville, South Carolina 29607, Attention: Corporate Secretary;



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

          o    by submitting a proxy having a later date;

          o by appearing at the meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders; or

          o by giving notice of such revocation in open meeting of the shareholders.

         Your attendance at the Special Meeting will not in itself, constitute revocation of a proxy. However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person, in which case the proxy will not be used.

Revocation of Proxy by Shareholders whose Shares are held in "Street Name"

         If you hold your shares in street name with a broker or other nominee you may change or revoke your proxy instructions only by submitting new voting instructions to the broker or other nominee in accordance with the procedures provided by the broker or other nominee.

Actions to be Taken by the Proxies

         Our Board of Directors selected the persons named as proxy agents on the enclosed proxy form. When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting. In each case where you have appropriately specified how the proxy is to be voted, it will be voted in accordance with your specifications. If you are a shareholder of record and you return a properly executed proxy card that does not contain voting instructions, the proxy agents will vote your shares "FOR" approval of the Amendment to our Articles of Incorporation. Our Board of Directors is not aware of any other matters that may be presented for action at the Special Meeting of Shareholders, but if other matters do properly come before the meeting, the persons named in the proxy intend to vote on such matters in accordance with their best judgment.

                       EFFECTIVENESS OF PROPOSED AMENDMENT

         If the proposed Amendment is approved by the affirmative vote of two-thirds of the shares of our common stock outstanding on the record date, the Amendment will become effective if, and when, Articles of Amendment are filed with the Secretary of State of South Carolina. Approval of the Amendment by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to abandon the Amendment after shareholder approval.

         Should dissenters' rights be exercised for a substantial number of shares, our Board of Directors will make a judgment as to whether it is in the best interest of the Company to proceed with filing the Articles of Amendment or to abandon the Amendment. In making its judgment, the Board of Directors will take into consideration the negative impact on the Company's capital and cash resources of paying dissenters the fair value of their shares. Because such impact is completely at odds with the purpose of the Amendment, the Board of Directors encourages shareholders not to exercise dissenter's rights, which are discussed below.

                               DISSENTERS' RIGHTS

         If the Amendment is approved by shareholders and becomes effective, and if you comply with the requirements of Sections 33-13-101 et seq. of the South Carolina Business Corporation Act (SCBCA"), you have the right to dissent to adoption of the Amendment and receive the fair value of your shares in cash. As discussed above under the caption "Effectiveness of Proposed Amendment," the Amendment will become effective only if (i) it is approved by our shareholders and (ii) Articles of Amendment to our Articles of Incorporation are filed with the South Carolina Secretary of State. Accordingly, even if our shareholders approve the Amendment, if we decide not to file the Articles of Amendment, the Amendment will not become effective, and you will not be entitled to be paid the fair value of your shares.

         The discussion below summarizes the provisions of Sections 33-13-101 et seq. of the SCBCA, but it does not grant you any rights that are not provided by the SCBCA. Your only rights of dissent are those provided by Sections 33-13-101 et seq. of the SCBCA, a copy of which is included as Appendix A to this Proxy Statement.

         Pursuant to the provisions of Sections 33-13-101 et seq. of the SCBCA, if the Amendment becomes effective, you will only be entitled to receive the fair value of your shares if you:

          o prior to the vote at the Special Meeting with respect to the approval of the Amendment, give us written notice of your intent to demand payment for your shares of our common stock (hereinafter referred to as "shares") if the Amendment becomes effective;

          o do not vote in favor of the Amendment, provided that a vote in favor of the Amendment cast by the holder of a proxy solicited by us will not disqualify a shareholder from demanding payment for his shares; and

          o    comply with the statutory requirements summarized below.

         If you perfect your dissenters' rights, you will receive the fair value of your shares determined as of the effective date of the Amendment.

         If you are a record shareholder, you may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify us in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

         If you are a beneficial owner of shares but do not hold your shares of record in your name, you may assert dissenters' rights as to shares held on your behalf only if you dissent with respect to all shares of which you are the beneficial shareholder or over which you have power to direct the vote, and you must notify us in writing of the name and address of the record shareholder of the shares, if known to you.

         Voting against the Amendment will not satisfy the written demand requirement. In addition to not voting in favor of the Amendment, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Amendment is effected. Such written notice should be addressed to GrandSouth Bancorporation, 381 Halton Road, Greenville, South Carolina 29607, Attention:
Corporate Secretary.

         If our shareholders approve the Amendment at the Special Meeting, we must deliver a written dissenters' notice (the "Dissenters' Notice") to all of our shareholders who have satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the effective date of the Amendment and must:

          o state where and when dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

          o inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

          o supply a form for demanding payment that includes the date of the first announcement of the terms of the Amendment and requires the person asserting dissenters' rights (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

          o set a date by which we must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered) and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

          o be accompanied by a copy of Sections 33-13-101 et seq. of the SCBCA.

         A shareholder who receives the Dissenters' Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date of announcement of the terms of the Amendment as set forth in the Dissenters' Notice, and deposit such holder's certificates in accordance with the terms of the Dissenters' Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by effectiveness of the Amendment. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for his shares under Sections 33-13-101 et seq. of the SCBCA.

         We may restrict the transfer of uncertificated shares from the date we receive the demand for payment for them until the Amendment becomes effective or the restrictions are released as discussed below.

         Except as described below, we must upon the effective date of the Amendment, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount we estimate to be the fair value of the shares, plus accrued interest. Our payment must be accompanied by:

          o our balance sheet, income statement and statement of changes in shareholders' equity as of the end of the fiscal year ending not more than 16 months before the date of payment, and interim financial statements, if any;

          o our estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          o    an explanation of how the interest was calculated;

          o a statement of the dissenter's right to demand additional payment under the SCBCA; and

          o    a copy of Sections 33-13-101 et seq. of the SCBCA.

         If the Amendment does not become effective within 60 days after the date set for demanding payment and depositing share certificates, we must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. We must send a new Dissenters' Notice if the Amendment becomes effective after the return of certificates and repeat the payment demand procedure described above.

         A dissenting shareholder may notify us in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment made under the procedure described above) (the "Additional Payment"), if:

          o he or she believes that the amount we paid is less than the fair value of his or her shares or that we have calculated incorrectly the interest due;

          o we fail to make payment within 60 days after the date set for demanding payment; or

          o we, having failed to cause the Amendment to become effective, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.


         A dissenting shareholder waives his or her right to demand the Additional Payment unless he or she notifies us of his or her demand in writing within 30 days after we make payment for his or her shares.


         If a demand for Additional Payment remains unsettled, we must commence a proceeding in the Court of Common Pleas of Greenville County, South Carolina, within 60 days after receiving the Additional Payment demand and must petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within those 60 days, we must pay each dissenting shareholder whose demand for Additional Payment remains unsettled the amount demanded. We are required to make all dissenting shareholders whose demands for Additional Payment remain unsettled parties to the proceeding and serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount we paid.

         The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against us, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court also may assess the fees and expenses of attorneys and experts for the respective parties against us if the court finds we did not substantially comply with the requirements of specified provisions of the SCBCA, or against either us or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights provided by the SCBCA.

         If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against us, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce our statutory liability for our failure to commence an appraisal proceeding within the 60 day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters' counsel against us and in favor of the dissenters.

         This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Sections 33-13-101 et seq. of the SCBCA, included as Appendix A to this Proxy Statement. If you intend to dissent from approval of the Amendment, you should review carefully the text of Appendix A and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table shows information as of September 30, 2008 about shares of our common stock beneficially owned by each of our directors and executive officers. Except as otherwise indicated, to management's knowledge, all shares are owned directly with sole voting power. Other than as shown below, no persons were known by management to be the beneficial owners, as defined in Rule 13d-3 of the Securities and Exchange Commission, of 5% or more of our common stock.


           Name of Beneficial Owner                   Amount and Nature of            Percent of
             (and address of 5% owners)               Beneficial Ownership               Class
           ----------------------------               --------------------               -----

           Ronald K. Earnest                                 225,680 (1)                  6.2
             381 Halton Road
             Greenville, S.C.
           Harold E. Garrett                                 143,204 (2)                  4.0
           Mason Y. Garrett                                  654,395 (3)                 18.0
             381 Halton Road
             Greenville, S. C.

           J. B. Garrett                                     110,824 (4)                  3.1
           Michael L. Gault                                   64,809 (5)                  1.8
           Baety O. Gross, Jr.                                40,809 (6)                  1.1
           S. Hunter Howard, Jr.                              19,872 (7)                    *

           S. Blanton Phillips                                15,174 (8)                    *


                                       7

           J. Calhoun Pruitt, Jr.                              1,000                        *
                                                           ---------

           All directors and executive                     1,275,767 (9)                 34.4
           officers as a group
           (9 persons)

*Less than 1%.

(1)  Includes currently exercisable options to purchase 61,209 shares.
(2) Includes 4,296 shares held by Mr. Garrett's wife as to which Mr. Garrett disclaims beneficial ownership; 2,223 shares held by Mr. Garrett as custodian for his daughter and 6,519 shares held by Mr. Garrett as custodian for his son; and currently exercisable options to purchase 3,300 shares. Of the total shares beneficially owned by Mr. Garrett, 113,100 are pledged as collateral.
(3) Includes currently exercisable options to purchase 61,209 shares; 175,062 shares owned by Mr. Garrett's wife, as to which Mr. Garrett disclaims beneficial ownership; 25,311 shares held by Mr. Garrett as custodian for his son; 2,223 shares held by Mr. Garrett as custodian for his step-daughter; and 61,492 shares held by Mr. Garrett as custodian for his brother. Of the total shares beneficially owned by Mr. Garrett, 152,265 are pledged as collateral.
(4) Includes currently exercisable options to purchase 7,640 shares; 2,019 shares owned by Mr. Garrett's wife, as to which Mr. Garrett disclaims beneficial ownership; and 8,514 shares held by Mr. Garrett as custodian for his sons. Of the total shares beneficially owned by Mr. Garrett, 67,436 are pledged as collateral.
(5) Includes currently exercisable options to purchase 3,300 shares; and 60,409 shares held by Mr. Gault's wife and children, as to which Mr. Gault disclaims beneficial ownership.
(6) Includes currently exercisable options to purchase 3,300 shares; and 19,061 shares held by Mr. Gross' wife and children, as to which Mr. Gross disclaims beneficial ownership.
(7)  Includes currently exercisable options to purchase 3,300 shares.
(8) Includes currently exercisable options to purchase 3,300 shares. Of the total shares beneficially owned by Mr. Phillips, 10,795 are pledged as collateral.
(9)  Includes currently exercisable options to purchase 146,558 shares.


                        DESCRIPTION OF CAPITAL STOCK AND
                            CAPITAL PURCHASE PROGRAM

Common Stock

Capitalization

         We currently have 20,000,000 shares of authorized voting common stock, no par value per share. As of the record date, we had 3,565,964 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable.

General voting requirements

         The holders of our common stock are entitled to one vote per share in all proceedings in which action shall be taken by our shareholders, and have sole voting control over the Company. All of our directors are elected annually by a plurality of the votes cast by shares present and entitled to vote at a meeting at which a quorum is present. We do not have a classified board. Except for such greater voting requirements as may be required by law or our Articles of Incorporation, as discussed below under the caption "--Additional Rights of our Common Stock and Preferred Stock," all other matters acted upon by the shareholders will be approved if a quorum is present and the number of shares voted in favor of the matter exceeds the number of shares voted against the matter. Our common stock does not have cumulative voting rights.

         In the event any issue of preferred stock is entitled to vote, the common stock would vote together with the preferred stock, unless the matter being voted on would change the rights of the preferred stock, or the matter to be voted on was unique to the preferred stock, in which case it would vote as a separate group.


Dividend Rights

         We paid dividends in the amount of $0.08 per share to all holders of common stock in 2006, $0.08 per share in 2007, and $0.06 per share to date in 2008. We are not required to pay any dividends on our common stock. The holders of our common stock are entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends. Under South Carolina law, the Company may legally declare or pay dividends only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities. Our principal source of funds with which to pay cash dividends is cash dividends our subsidiary bank pays to us. South Carolina banking regulations restrict the amount of cash dividends the bank can pay to us, and the bank's payment of cash dividends to us is subject to the prior approval of the South Carolina Commissioner of Banking.

         If the Amendment is approved, the payment of any dividends on our common stock may be subject to the rights granted to holders of any shares of the preferred stock we issue, for example, as discussed below under the caption "--Proposed Issuance of Senior Preferred Stock - Preferences, Limitations and Relative Rights of the Senior Preferred Stock --Dividend Rights."

 No Preemptive Rights

         Our shareholders do not have preemptive rights with respect to the issuance of additional shares, options or rights to any class of our stock. As a result, the directors may sell additional authorized shares of our common stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

Rights upon liquidation

         In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, then, if the Amendment is effective, to any issued preferred stock with a liquidation preference, and then pro rata to the holders of our common stock.

Conversion; Redemption; Sinking Fund

         None of our common stock is convertible, has any redemption rights or is entitled to any sinking fund.

Preferred Stock

         Our Articles of Incorporation do not currently authorize us to issue any shares of preferred stock. The Amendment to our Articles of Incorporation that you will consider at the Special Meeting will provide for the authorization of 20,000,000 shares of preferred stock.


         If the Amendment is approved and we file Articles of Amendment to our Articles of Incorporation, our Board of Directors would have the authority, without approval of our shareholders, from time to time to authorize the issuance of preferred stock in one or more series with such preferences, limitations and relative rights, within legal limits, and for such consideration as our Board of Directors may determine.


         Although our Board of Directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, our shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Proposed Issuance of Senior Preferred Stock


         If the Amendment is approved and we file Articles of Amendment to our Articles of Incorporation, and our application is approved, we currently plan to participate in the U.S. Department of the Treasury's Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 ("EESA"). Although we currently have enough capital to meet our foreseeable needs, the additional capital would provide additional protection against unforeseeable effects of a prolonged continuation of current economic conditions. We do not know the exact terms of our potential participation at this time. However, the Treasury has published term sheets which set out the terms of the program for public and non-public companies as it was contemplated by the Treasury on October 14, 2008 and November 17, 2008. Although the terms of our participation, if any, could change, if our application is accepted and we participate substantially as described in the term sheets, we would issue between approximately 3,000 and 9,000 shares of Senior Preferred Stock and warrants to the Treasury for proceeds of between approximately $3 million and $9 million. Based on the term sheets, the material terms of our participation in the capital Purchase Program and the material terms of the securities we would issue to the Treasury are described below. As noted above under the caption "Purpose of the Meeting - Reasons for the Amendment," we do not yet know whether we would participate in the public company or the non-public company version of the program. Material differences in the two versions of the program are set forth in the discussion below.


Preferences, Limitations and Relative Rights of the Senior Preferred Stock

         The Senior Preferred Stock would have the following preferences, limitations and relative rights.

         Dividend Rights. The Senior Preferred Stock will pay cumulative compounding dividends at a rate of 5% per annum until the fifth anniversary of the date of issue and thereafter at a rate of 9% per annum.

         Redemption Provisions. Senior Preferred Stock may not be redeemed for a period of three years from the date of issue, except with the proceeds from one or more cash sales of common or preferred stock which result in aggregate gross proceeds to us of not less than 25% of the issue price of the Senior Preferred Stock. After the third anniversary of the date of issue, the Senior Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at our option. All redemptions of the Senior Preferred Stock will be at 100% of its issue price, plus any accrued and unpaid dividends, and will be subject to the approval of the Federal Reserve.

         Voting Rights and Right to Elect Directors. The Senior Preferred Stock will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock, (ii) any amendment to the rights of Senior Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Stock. If dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Stock will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

         Liquidation Rights. The Senior Preferred Stock will have a liquidation preference of $1,000 per share which must be paid before the common stock receives any proceeds of a liquidation.


         Restrictions on Dividends. For as long as any Senior Preferred Stock is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking equally with the Senior Preferred Stock, or common shares (other than, in the case of equally preferred shares, dividends on a pro rata basis with the Senior Preferred Stock), nor may we repurchase or redeem any junior preferred shares, preferred shares ranking equally with the Senior Preferred Stock or common shares, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid. The Treasury's consent will be required for any increase in common stock dividends per share until the third anniversary of the date of issue unless, prior to such third anniversary, the Senior Preferred Stock is redeemed in whole or the Treasury has transferred all of the Senior Preferred Stock to third parties. In addition to these restrictions, under the non-public company version of the program, increases in common stock dividends will be limited to 3% per year until the tenth anniversary of the issue date, unless, prior to such tenth anniversary, the Senior Preferred Stock is redeemed in whole or the Treasury has transferred all of the Senior Preferred Stock to third parties. Additionally, under the non-public company version of the program, after the tenth anniversary of the issue date no dividends may be paid as long as the Treasury owns any of our securities.

         Repurchases. The Treasury's consent will be required for any share repurchases (other than (i) repurchases of the Senior Preferred Stock and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary (tenth anniversary for the non-public version of the program), of the date of issue unless, prior to such third anniversary (tenth anniversary for the non-public version of the program), the Senior Preferred Stock is redeemed in whole or the Treasury has transferred all of the Senior Preferred Stock to third parties. In addition, there may be no share repurchases of junior preferred shares, preferred shares ranking equally with the Senior Preferred Stock, or common shares if prohibited as described above under "Restrictions on Dividends."


Additional Terms of Participation in the Capital Purchase Program

         Additional terms that would apply to us as a result of participation in the program include the following.

Registration Rights


         We will be required to file a shelf registration statement covering the Senior Preferred Stock as promptly as practicable after the date of issue and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also grant to the Treasury piggyback registration rights for the Senior Preferred Stock and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Stock including, if requested by the Treasury, using reasonable efforts to list the Senior Preferred Stock on a national securities exchange. There is no requirement for exchange listing in the non-public company version of the program. If requested by the Treasury, we will appoint a depositary to hold the Senior Preferred Stock and issue depositary receipts.

Executive Compensation

         As a condition to the closing of the issuance of Senior Preferred Stock, we and our senior executive officers covered by EESA must modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as Treasury holds any of our equity or debt securities, we will agree to be bound by the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of issue to carry out the provisions of such subsection. As an additional condition to closing, we and our senior executive officers covered by EESA must grant to the Treasury a waiver releasing the Treasury from any claims that we and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of issue to carry out the provisions of such subsection. The specific impact of participation in the program on our executive compensation arrangements is further discussed below under the caption "-- Impact of Participation in the Capital Purchase Program - Company Operations."

Related Party Transactions

         The non-public company version of the program would prohibit us from entering into any related party transactions unless the terms are no less favorable to us than could be obtained from an unaffiliated third party, and any permissible related party transactions would have to be approved by our independent directors. There is not a similar restriction in the public company version of the program.

Warrants

         In addition to the shares of Senior Preferred Stock, if we participate in the public company version of the program, we must also issue to the

Treasury, for no additional consideration, warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Senior Preferred Stock amount on the date of issue, subject to reduction as set forth below. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, will be the market price for the common stock on the date our application for participation in the Capital Purchase Program was approved by the Treasury (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The warrants will have a ten year term and be immediately exercisable, in whole or in part. The Treasury may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Stock from one or more cash sales of our common stock or another issue of our preferred stock and (ii) December 31, 2009.

         We will be required to file a shelf registration statement covering the warrants and the common stock underlying the warrants upon request of the Treasury. We will also be required be required to grant to the Treasury piggyback registration rights for the warrants and the common stock underlying the warrants and take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. We will also be required to apply for the listing of the common stock underlying the warrants on any national exchange on which our common stock is traded and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock. In the event that our common stock is not listed or traded on a national securities exchange or securities association (and, currently, it is not), the warrants will be exchangeable, at the option of the Treasury, for senior term debt or another economic instrument or security of ours such that the Treasury is appropriately compensated for the value of the warrants, as determined by the Treasury.

         The Treasury will agree not to exercise voting power with respect to any shares of our common stock issued to it upon exercise of the warrants.

         If we participate in the non-public company version of the program, in addition to the shares of Senior Preferred Stock, we would be required to issue to the Treasury, for no additional consideration, ten-year warrants to purchase between 150 shares and 450 shares of our preferred stock. The exercise price of the preferred stock warrant will be one cent per share. The preferred stock will have a liquidation preference equal to 5% of the purchase price paid by the Treasury. The terms of the preferred stock subject to the warrants will be exactly the same as the Senior Preferred Stock, except the dividend will be 9% instead of 5%, and it may not be redeemed until all of the Senior Preferred Stock has been redeemed. The Treasury has indicated that it intends to exercise these warrants immediately.

         In the event that we participate in the public company version of the program and if we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Stock from one or more cash sales of our common stock or another issue of our preferred stock on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the Treasury will be reduced by a number of shares equal to one half of the number of shares originally underlying the warrants (taking into account all adjustments). There is not a similar provision in the non-public version of the program.

Impact of Participation in the Capital Purchase Program

Use of Proceeds

         If our application is approved and we sell Senior Preferred Stock to the Treasury, we expect to receive proceeds of between $3 million and $9 million before the payment of expenses associated with the sale of the Senior Preferred Stock and warrants, which are estimated to be $25,000 or less. Unless our agreement with the Treasury requires some other use, we expect to use the amount we receive to pay the expenses of the sale and, initially, to deposit the rest in a non-interest bearing account with our bank subsidiary, which will use the funds for additional liquidity. Thereafter, the funds may be contributed to the bank subsidiary as capital or used for other corporate purposes. However, there can be no assurance that our application will be approved or if it is approved, that we will receive an amount within the range estimated above.

Rights of Existing Common Shareholders

         Issuance of Senior Preferred Stock will give its holders the right, in case we are ever liquidated, to be paid the liquidation value of the Senior Preferred Stock out of our residual assets before any payment is made to the common shareholders. All dividends due on the Senior Preferred Stock must be paid before any dividends can be paid on our common stock and the amount of our common stock dividends cannot be increased in the first three years that the Treasury owns the Senior Preferred Stock without the consent of the Treasury. If we do not pay the dividends on the Senior Preferred Stock in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock will have the right to elect two directors to our board of directors. That right will continue until all past dividends on the Senior Preferred Stock are paid in full.

Dilution of Common Shareholders


         Because the preferential liquidation amount of the Senior Preferred Stock will equal its gross purchase price, the issuance of the Senior Preferred Stock will not change the tangible book value of our common stock, pro rated between the Senior Preferred Stock and our common stock on the basis of their relative tangible book value. Because the Senior Preferred Stock's claim on our earnings is limited to a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount required to pay dividends due on the Senior Preferred Stock or not. As noted above, we will not be able to pay dividends on our common stock unless we have paid all dividends due on the Senior Preferred Stock.


         If we issue Senior Preferred Stock to the Treasury under the public company version of the program, we will also be required to issue to the Treasury warrants to purchase shares of our common stock for an exercise price equal to the average closing price of our stock on the 20 trading days immediately preceding the date on which our application for participation in the Capital Purchase Program was approved by the Treasury. The warrants will expire the earlier of when they are exercised or ten years from the date of issue. If the warrants are exercised at any time when the exercise price is less than the tangible book value of the shares received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. The amount of the dilution will depend on the number of common shares issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares. Any warrant to purchase preferred stock will not have a similar effect.

Registration Rights

         As discussed above under "-- Additional Terms of Participation in the Capital Purchase Program," if we sell Senior Preferred Stock and warrants to the Treasury, we will be required to grant registration rights to the Treasury. Those rights require us, at our expense, to register with the SEC some or all of our securities that are held by the Treasury in order to permit the Treasury to make a public offering of those securities. The out-of-pocket cost to us of doing so, as well as the indirect cost of the time that would have to be spent by our personnel, could be substantial.

Company Operations


         If we sell Senior Preferred Stock and warrants to the Treasury we will be required to make modifications to the way our executive compensation arrangements are structured. Specifically, our board of directors will have to review our incentive compensation arrangements with our senior officers and make reasonable efforts to ensure that such arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our Company. As long as the Treasury owns our securities, our board will also have to meet annually with our senior executive officers to review the relationship between our risk management policies and practices. It will also be a requirement that any bonus and incentive compensation paid to our senior executives during the period that Treasury holds our securities acquired under the Capital Purchase Program be subject to being repaid to us if the payments were based on materially inaccurate financial statements or other performance metric criteria. Further, we will be required, during the period the Treasury holds our securities acquired under the Capital Purchase Program, to prohibit severance payments to our senior executive officers in excess of an amount which is approximately three times the average of their annual compensation for the prior five years. This requirement will necessitate a temporary change in the terms of our president's employment agreement. Finally, we will be required not to claim a deduction for federal income tax purposes of executive compensation that would not be deductible if Section 162(m)(5) of the Internal Revenue Code were to apply to us.


         All of these requirements are expected to increase our administrative costs somewhat and are not likely to reduce the compensation paid to our senior executive officers. Neither are they expected to have any material impact on the way we operate our business or our financial condition or results of operations.

Capital


         If we sell between $3 million and $9 million of Senior Preferred Stock and warrants to the Treasury, the impact on our capital will be approximately as follows (using the assumption that the sale had occurred, and the proceeds were held as cash, on September 30, 2008):

          o    Our total  shareholders  equity would  increase from  $24,581,000
               (actual)  to   $27,581,000   (if  $3  million  is   received)  or
               $33,581,000 (if $9 million is received).

          o    Our regulatory capital ratios would increase as shown below:


                                                            Actual at            $3 million            $9 million
                            Ratio                         Sept. 30, 2008            Sold                  Sold
                            -----                         --------------            ----                  ----

           Total capital (to risk-weighted assets)             11.39                12.34                14.22

           Tier 1 capital (to risk-weighted assets)            10.22                11.16                13.05

           Tier 1 capital (to average assets)                   8.42                 9.21                10.81


Pro Forma Financial Impact of Senior Preferred Stock

         The following tables set forth our financial position as of September 30, 2008 and results of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007:

          o    on an actual basis; and

          o on an as adjusted basis to give effect to the sale of $3 million and $9 million of Senior Preferred Stock and issuance of warrants to purchase common stock.

         The pro forma financial information below assumes that we received proceeds from the sale of Senior Preferred Stock to the Treasury and deposited the funds into a noninterest bearing account during the periods presented. This pro forma impact does not represent the planned use of the proceeds of the sale of Senior Preferred Stock. If Treasury makes the investment and does not impose limitations on our use of the funds, we will ultimately use these proceeds to increase the capital of our bank subsidiary or for other corporate purposes. The financial impact and benefit to us from these uses is expected to be significant, but has not been included in the pro forma financial information.

         Should our participation in the program be pursuant to the non-public company version of the program, the pro forma amounts shown in the tables below would change somewhat, but we do not believe that the changes would be material to our financial condition or results of operations.

         These tables should be read in conjunction with the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2008 included in our Quarterly Report on Form 10-Q for the quarter then ended, and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements for the year ended December 31, 2007 and related notes and other financial information included in our Annual Report on Form 10-K for the year then ended, all of which is incorporated by reference into, and delivered with, this proxy statement.

         The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or had the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

Condensed Consolidated Balance Sheets

                                                                                                    As of September 30, 2008
                                                                                                          (Unaudited)
                                                                                                          -----------
(Dollars in thousands except share data)                                                                     $3,000          $9,000
                                                                                              Actual        Pro forma      Pro forma
                                                                                              ------        ---------      ---------

Assets
Cash and cash equivalents .............................................................       $ 18,010       $ 21,010       $ 27,010
Certificates of deposit with other banks ..............................................          2,000          2,000          2,000
Securities available for sale .........................................................         50,571         50,571         50,571
Other investments, at cost ............................................................          1,926          1,926          1,926
Loans, net of allowance for loan losses ($3,553) ......................................        290,236        290,236        290,236
Premises and equipment, net ...........................................................          4,813          4,813          4,813
Bank owned life insurance .............................................................          4,892          4,892          4,892
Assets acquired in settlement of loans ................................................            605            605            605
Interest receivable ...................................................................          2,184          2,184          2,184
Deferred income taxes .................................................................            586            586            586
Goodwill ..............................................................................            737            737            737
Other assets ..........................................................................            881            881            881
                                                                                              --------       --------       --------
Total assets ..........................................................................       $377,441       $380,441       $386,441
                                                                                              ========       ========       ========
Liabilities
Deposits:
     Noninterest bearing ..............................................................       $ 18,030       $ 18,030       $ 18,030
     Interest bearing .................................................................        294,443        294,443        294,443
                                                                                              --------       --------       --------
          Total deposits ..............................................................        312,473        312,473        312,473

Long-term Federal Home Loan Bank advances .............................................         29,000         29,000         29,000
Subordinated debentures ...............................................................          8,247          8,247          8,247
Interest payable ......................................................................            560            560            560
Other liabilities .....................................................................          2,580          2,580          2,580
                                                                                              --------       --------       --------
Total liabilities .....................................................................        377,441        377,441        377,441
                                                                                              --------       --------       --------
Shareholders' Equity
Preferred stock, no par value;  20,000,000 shares authorized as adjusted, 3,000 and 9,000 shares issued and outstanding pro
    forma (1) .........................................................................              -          2,571          7,712
Common stock, no par value; 20,000,000 shares authorized;
    3,565,964 shares issued and outstanding as of September 30, 2008 ..................         19,884         20,313         21,172
Retained earnings .....................................................................          4,588          4,588          4,588
Accumulated other comprehensive income ................................................            109            109            109
                                                                                              --------       --------       --------
Total shareholders' equity ............................................................         24,581         27,581         33,581
                                                                                              --------       --------       --------
Total liabilities and shareholders' equity ............................................       $377,441       $380,441       $386,441
                                                                                              ========       ========       ========

(1) Based on an assumed price of $1 per share and an investment by Treasury of $3,000 and $9,000, respectively.

Condensed Consolidated Statements of Operations

                                                                                           Nine Months Ended September 30, 2008
                                                                                                         (Unaudited)
                                                                                           -----------------------------------------
(Dollars in thousands except per share data)                                                                $3,000          $9,000
                                                                                            Actual         Pro forma       Pro forma
                                                                                            ------         ---------       ---------
Interest income .................................................................          $18,982          $18,982          $18,982
Interest expense ................................................................            9,419            9,419            9,419
                                                                                           -------          -------          -------
         Net interest income ....................................................            9,563            9,563            9,563
Provision for loan losses .......................................................            1,385            1,385            1,385
                                                                                           -------          -------          -------
         Net interest income after provision for loan losses ....................            8,178            8,178            8,178
                                                                                           -------          -------          -------

Noninterest income ..............................................................              602              602              602
Noninterest expense .............................................................            6,115            6,115            6,115
                                                                                           -------          -------          -------
         Income before income taxes .............................................            2,665            2,665            2,665
Income tax expense ..............................................................              954              954              954
                                                                                           -------          -------          -------
         Net income .............................................................          $ 1,711          $ 1,711          $ 1,711
                                                                                           =======          =======          =======

Net income attributable to preferred shareholders (1) ...........................                -              166              499
                                                                                           -------          -------          -------
Net income available to common shareholders .....................................          $ 1,711          $ 1,545          $ 1,212
                                                                                           =======          =======          =======

Earnings per common share - basic ...............................................          $  0.50          $  0.45          $  0.35
                                                                                           =======          =======          =======

Earnings per common share - diluted .............................................          $  0.48          $  0.43          $  0.33
                                                                                           =======          =======          =======

(1) These amounts include dividends paid on the Senior Preferred Stock and accretion of the discount recorded at issuance.

                                                                                           Year Ended December 31, 2007 (Unaudited)
                                                                                           ----------------------------------------
(Dollars in thousands except per share data)                                                                 $3,000          $9,000
                                                                                            Actual         Pro forma       Pro forma
                                                                                            ------         ---------       ---------
Interest income .................................................................          $26,844          $26,844          $26,844
Interest expense ................................................................           13,920           13,920           13,920
                                                                                           -------          -------          -------
         Net interest income ....................................................           12,924           12,924           12,924
Provision for loan losses .......................................................            1,045            1,045            1,045
                                                                                           -------          -------          -------
         Net interest income after provision for loan losses ....................           11,879           11,879           11,879
                                                                                           -------          -------          -------

Noninterest income ..............................................................              662              662              662
Noninterest expense .............................................................            8,162            8,162            8,162
                                                                                           -------          -------          -------
         Net income before tax expense ..........................................            4,379            4,379            4,379
Income tax expense ..............................................................            1,580            1,580            1,580
                                                                                           -------          -------          -------
         Net income .............................................................          $ 2,799          $ 2,799          $ 2,799
                                                                                           =======          =======          =======

Net income attributable to preferred shareholders (1) ...........................                -              222              666
                                                                                           -------          -------          -------
Net income available to common shareholders .....................................          $ 2,799          $ 2,577          $ 2,133
                                                                                           =======          =======          =======

Earnings per common share - basic ...............................................          $  0.83          $  0.75          $  0.62
                                                                                           =======          =======          =======

Earnings per common share - diluted .............................................          $  0.77          $  0.69          $  0.56
                                                                                           =======          =======          =======

(1) These amounts include dividends paid on the Senior Preferred Stock and accretion of the discount recorded at issuance.

No Assurances as to Issuance of Preferred Stock

         As noted above, although we have applied to participate in the Capital Purchase Program, our application may not be accepted or it may not be accepted on the terms described above. We may or may not also decide to issue preferred stock whether or not we participate in the Capital Purchase Program. Accordingly, there can be no assurance that any preferred stock will ever be issued by us and, if any is, what its terms will be.

Additional Rights of our Common Stock and Preferred Stock

Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution

         Our Articles of Incorporation provide that, with respect to any plan of merger, consolidation or exchange or any plan for the sale of all, or substantially all, of our property and assets, with or without the good will, or any resolution to dissolve us, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of our full Board of Directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of our outstanding shares. If at least two-thirds of the full Board of Directors approves any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of our outstanding shares. Consequently, unless two-thirds of our directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

Statutory Matters

         Business Combination Statute. The South Carolina Business Combinations Statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such a provision. An amendment of our Articles of Incorporation to that effect would, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. Ordinarily, this statute would only apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934. However, we have specifically elected in our Articles of Incorporation to make the provisions of the statute applicable to us whether or not we have a class of securities so registered.

         Control Share Acquisitions. The South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. We are not authorized by our Articles of Incorporation or Bylaws to redeem control shares.

         The provisions of the Control Share Acquisitions Act will only apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We expect that representatives from Elliott Davis, LLC, Certified Public Accountants, our independent registered public accounting firm, will be present and available to answer appropriate questions at the Special Meeting, and will have the opportunity to make a statement if they desire to do so.

                                  OTHER MATTERS

         The Board of Directors knows of no other business to be presented at the Special Meeting of shareholders. If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.

                           FORWARD-LOOKING STATEMENTS

         Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

         We caution you not to place undue reliance on any forward-looking statements made by us, or on our behalf in this Proxy Statement or in any of our filings with the Securities and Exchange Commission ("SEC") or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Where You Can Find More Information" below.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings that can be obtained through the SEC's Internet Website (http://www.sec.gov).

                      INFORMATION INCORPORATED BY REFERENCE

         In our filings with the SEC, we sometimes incorporate information by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. The following information is incorporated by reference in, and is being delivered to you with, this Proxy Statement:


          o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (without exhibits); and

          o the following portions of our Annual Report to Shareholders, which are filed as a part of Exhibit 13 to our Form 10-K for the fiscal year ended December 31, 2007:


               o    Report of Independent Registered Public Accounting Firm
               o    Consolidated Balance Sheets at December 31, 2007 and 2006
               o Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005

               o Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income for the years ended December 31, 2007, 2006 and 2005
               o Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005 o Notes to Consolidated Financial Statements
               o Management's Discussion and Analysis of Financial Condition and Results of Operations

         We have supplied you with all information contained in or incorporated by reference in this document relating to GrandSouth Bancorporation. Although we are sending you the information incorporated by reference into this Proxy Statement, you can also obtain any of this information from the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information we have incorporated by reference in this document. You should direct your request to the following address: GrandSouth Bancorporation, 381 Halton Road, Greenville, South Carolina 29607, Attention: Corporate Secretary.


                              SHAREHOLDER PROPOSALS

         If you wish to submit proposals for the consideration of the shareholders at our 2009 Annual Meeting you may do so by sending them in writing to GrandSouth Bancorporation, 381 Halton Road, Greenville, South Carolina 29607,
Attention: Corporate Secretary. You must send or deliver such written proposals in time for us to receive them prior to December 23, 2008, if you want us to include them, if otherwise appropriate, in our proxy statement and form of proxy relating to that meeting. If we do not receive notice of a shareholder proposal prior to March 7, 2009, the persons named as proxy agents in the proxy materials relating to the 2009 Annual Meeting will use their discretion in voting the proxies when such proposal is raised at that meeting.

                                   APPENDIX A

                               DISSENTERS' RIGHTS
                 SOUTH CAROLINA CODE SECTIONS 33-13-101, et seq.

                                   CHAPTER 13

                               DISSENTERS' RIGHTS

                                   ARTICLE 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33 13 102 and who exercises that right when and in the manner required by Sections 33 13 200 through 33 13 280.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7)  "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

     (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by
               Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
               Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;


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

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)    alters or abolishes a preferential right of the shares;

              (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

              (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

              (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

              (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

     (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

     (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

     (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

     (5)  be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to
     Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)  The payment must be accompanied by:

     (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

     (3)  an explanation of how the interest was calculated;

     (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

     (5)  a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b)  To the extent the corporation  elects to withhold  payment under subsection
     (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

     (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

     (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

     (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.

                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under
     Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

     (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d)  In a proceeding  commenced by  dissenters  to enforce the  liability  under
     Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

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                                 [FORM OF PROXY]

         REVOCABLE PROXY
         PLEASE MARK VOTES
         AS IN THIS EXAMPLE

                            GRANDSOUTH BANCORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR SPECIAL MEETING OF SHAREHOLDERS - Monday, December 22, 2008

         J. B. Garrett and Ronald K. Earnest, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies for the undersigned at a Special Meeting of Shareholders to be held on Monday, December 22, 2008, and at any adjournment thereof, as follows:

1. Proposal to amend our Articles of Incorporation to authorize the issuance of 20 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors.

                 FOR [ ]           AGAINST [ ]            ABSTAIN [ ]

2. And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.



                                                   ------------------
Please be sure to sign and date                    Date
 this Proxy in the box below.
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Shareholder sign above                  Co-holder (if any) sign above